Exhibit 3
Montevideo, October 16, 2006
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States of America
Ladies and Gentlemen:
     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-134515) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of Ps.9,560,000,000 aggregate principal amount of its 5.00% UI Bonds due 2018 (the “Bonds”). The Bonds are issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.
     In arriving at the opinions expressed below, I have reviewed the following:
     (i) the Registration Statement, and the related Prospectus dated June 5, 2006, as supplemented by the Prospectus Supplement dated September 7, 2006 relating to the Bonds, each as first filed with the Commission pursuant to Rule 424(b) under the Securities Act;
     (ii) a copy of the executed Indenture;
     (iii) a copy of the Bonds in global form, as executed by the Republic;
     (iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit 3 to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005):
1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50,

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610 and

4)	Law 17.947 dated January 8, 2006;
     (v) the following decree of the Republic, resolution of Banco Central and resolutions of the Ministry of Economy and Finance under which the issuance of the Bonds has been authorized (English translations of which are attached as exhibits hereto):
1)	Decree N° 313/006 of the Executive Power of the Republic, dated September 6, 2006,

2)	Resolution D/584/2006 of the Board of Directors of Banco Central, dated September 6, 2006 and

3)	the Resolutions of the Ministry of Economy and Finance dated September 6, 2006 and September 7, 2006 and
     (vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.
     It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

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     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Enrique Guerra

Dr. Enrique Guerra
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

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REPÚBLICA ORIENTAL
DEL URUGUAY
MINISTERIO
DE
ECONOMÍA Y FINANZAS

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 06 September, 2006

Año/Inc/UEjec/Nro	IN VIEW OF: The technical report of the Public Debt Management Unit of the Ministry of Economy and Finance regarding access of the Republic of Uruguay to the international capital market.-

WHEREAS: That said report refers to the timeliness of a new issue of Global Bonds under conditions that be advantageous for Uruguay.-

CONSIDERING: I) That in view of the financial conditions offered and the success of the securities to be issued as contained in the various placement proposals received, the most convenient is the one presented by the firms “Deutsche Bank AG” and “Citigroup Global Markets Inc.”

II) That the bidding firms are institutions with a marked presence and share in the international capital market and furthermore have a favorable record concerning the placement of Uruguayan Public Debt Bonds in said market.-

III) The convenience of developing the securities market for securities issued in national currency, to be adjusted according to the variation of Consumer Price Index.-

PURSUANT TO: That set forth in literal g) of article 33 of TOCAF 1996 and Act Nº 17.761 dated 12 May 2004 and Act Nº 17.947, dated January 8, 2006.-

THE PRESIDENT OF THE REPUBLIC
DECREES:

EG/AA/cec.	ARTICLE 1º- The issue of Treasury Bonds in Uruguayan Pesos up to an amount that be equivalent to US$500,000,000 (five hundred million United States Dollars), to be denominated “Global Bonds in Readjustable Pesos 2nd.Series, for a period of twelve years with redemption upon maturity, to be readjusted according to Indexed Unit variation value as defined in Act Nº 17.761 dated 12 May 2004, payable in United States dollars, and according to all other conditions involved in the proposals referred to in the Whereas Clauses of this Decree.-

The value of each Bond shall not be lower than $ 10,000 (Uruguayan Pesos ten thousand).-
     Bonds shall be nominative and shall exhibit the printed signatures of the Minister of Economy and Finance, of the Accountant General of the State and of the Manager of Monetary Policy and Operations of the Central Bank of Uruguay.
ARTICLE 2º- During the life of the Bonds, readjustment value thereof in Uruguayan pesos shall be made according to the formula as per Act Nº 17.761 date 12 May 2004, regardless of any modification to Indexed Unit calculation.-
ARTICLE 3º- Bonds shall be placed in international markets in the mode and under the conditions required by said markets. Issue date shall be at the latest December 31, 2006.-
ARTICLE 4º- Interest accrued by Bonds shall be payable every semestre in United States Dollars, by converting into that currency upon maturity date the amount of Uruguayan Pesos readjusted according to the value of the Indexed Unit. The first maturity date shall be at six months subsequent to Bond issue date.-
ARTICLE 5º- Bond redemption shall be for total amount upon maturity and they shall be payable in United States Dollars the amount whereof shall be the result of converting into said currency the amount of Uruguayan pesos readjusted according to the variation during said term of Index Unit value.-
ARTICLE 6º- Payment of interest and Bond redemption, as well as commissions and expenses for all concepts consequent to the administration and placement thereof, shall be the responsibility outside of Uruguay of the Central Bank of Uruguay as Financial Agent of the State and through the Paying Agent(s) appointed or agreed upon.-
ARTICLE 7º- The issue of temporary or global certificates representing the Bonds up to and until their definitive issue, should they be required, are hereby authorized.-
ARTICLE 8º- Expenses derived from issue, printing, transfer, commissions, promotion, statements of account, books and all other expenditure consequent to the administration and placement of these Bonds, shall be allocated to the resources derived from the Bond placement itself.-

REPÚBLICA ORIENTAL
DEL URUGUAY
MINISTERIO
DE
ECONOMÍA Y FINANZAS

ARTICLE 9º- The Ministry of Economy and Finance and the Central Bank of Uruguay are hereby authorized indistinctly, to negotiate and execute, in representation of Uruguay, the contracts and documents that be required for the placement and issuance of Bonds.-

Año/Inc/UEjec/Nro
ARTICLE 10º- It shall be the responsibility of Dr. Enrique Guerra, as Legal Council of the Ministry of Economy and Finance, to draft and sign the pertinent legal opinions concerning the commitments undertaken by Uruguay.-

ARTICLE 11º- It shall be the responsibility of Deputy Head of the General Secretariat of the Ministry of Economy and Finance, Accountant Susana Díaz, to issue all other testimonials and certifications as required thereto.-

ARTICLE 7º- Be it notified, published, etc.-

(Signed) Danilo Astori	Dr.Tabaré Vázquez
President of Uruguay

Banco Central del Uruguay
TRANSCRIPT N°. 1090/2006
     The Ad hoc Secretary General of Banco Central del Uruguay hereby CERTIFIES that, in the meeting of its Board of Directors of September 6, 2006, the following resolution was adopted: D/584/2006 TREASURY BOND ISSUE IN INDEXED UNITS FOR UP TO US $500,000,000. IMPLEMENTATION OF THE OPERATIVE ASPECTS FOR ITS PERFECTION AND EXECUTION — IN VIEW OF: The Treasury Bond issue ordered by the Executive Power through Decree Nr. 313/006 of September 6, 2006. WHEREAS: I) by said Decree the Executive Power ordered the issue of Treasury Bonds in Indexed Units in the form of a Global Bond registered with the United States Securities and Exchange Commission (SEC) for up to the amount equivalent to US$ 500,000,000 (five hundred million United States Dollars); II) by resolution of the Ministry of Economy and Finance, Mr. Mario Bergara and Mr. Carlos Sténeri, Economists, were appointed in order that, any of them, on behalf of the Ministry of Economy and Finance, represents the Republic in the execution of the contracts and documents related to the issue of Global Bonds in Adjustable Pesos, 2nd Series. CONSIDERING: that without prejudice to the duties assumed directly by the State -the Executive Power through the Public Debt Management Unit of the Ministry of Economy and Finance created by Decree of December 26, 2005-, Banco Central del Uruguay, through its Monetary Policy and Operations Management, shall implement the necessary operative aspects to enable the perfection and execution of the ordered issue. PURSUANT TO: the provisions set forth in Articles 50 of Law 16696 of March 30, 1995, IT IS RESOLVED: 1) To be informed of the Treasury

Banco Central del Uruguay
Bond issue ordered by the Executive Power through Decree Nr. 313/006 of September 6, 2006. 2) To instruct the Monetary Policy and Operations Management to perform all the actions and operations that may be necessary to perfect and execute the ordered issue.                                        ”
This Transcript is issued in Montevideo, on the eleventh day of the month of September of the year two thousand and six, for all pertinent purposes.

/signed/

Patricia Mills

Ad hoc Secretary General
/seal/
September 11th, 2006.
The foregoing is a true translation of Resolution D/584/2006 of Banco Central del Uruguay.

By:	/s/ Patricia Mills
Name: Patricia Mills
Title: Ad hoc Secretary General

REPÚBLICA ORIENTAL
DEL URUGUAY
MINISTERIO
DE
ECONOMÍA Y FINANZAS

MINISTRY OF ECONOMY AND FINANCE
Montevideo, 6 September, 2006
Whereas: decree N° 313/006 dated 6 September, 2006 institutes the issue of Global
Bonds in Readjustable Pesos 2nd. Series.-
Taking into account: that said decree appoints the Ministry of Economy and finance to represent the Nation in the signing such contracts and documents as correspond thereto.-
Considering: the convenience of appointing officials of said Department of State.-
Bearing in mind: the aforegoing
The Minister of Economy and Finance
RESOLVES
1)	Economists Mario Bergara and Carlos Sténeri equally, represent Uruguay, in the name of the Minister of Economy and Finance in underwriting the contracts and documents corresponding to the issue of Global Bonds in Readjustable Pesos 2nd. Edition, referred to above.

2)	To be it notified, etc.
(signed)                    Danilo Astori
Minister or Economy and Finance.

Ministry of Economy and Finance
Montevideo, 07 September 2006.
Considering: Decree N° 313/006 dated 6 September 2006 institutes the issue of Global Bonds in Readjustable Pesos 2nd. Series for a total amount up to the equivalent of USS 500,000,000 (Five hundred million United States dollars).
Furthermore : I. The mentioned Decree authorizes the Ministry of Economy and Finance to negotiate and underwrite, in representation of the Republic of Uruguay, the contracts required for the issue and placement of the Bonds.
          II. The issue shall be launched within the framework of the registration entered before the Securities and Exchange Commission of the United States (SEC) in March 2003 known as “Shelf Registration” and under the regulations of the contract denominated “Trust Indenture” dated 29 May 2003, whereby The Bank of New York takes over the role of Trustee, Agent for Payment and Registration.
Whereas: I. It is necessary to sign the customary documents, among which is the one entitled “Underwriting Agreement” entered into with Citigroup y Deutsche Bank.
          II. Resolution dated 6 September 2006 appointed Economists Mario Bergara and Carlos Sténeri so that in the name of the Ministry of Economy and Finance they represent Uruguay in signing such contracts and documents as be required for the issue.
In view of the foregoing and that set forth in article 33, literal g of TOCAF 1996 and acts 17.761, dated 12 May 2004 and 17,947 dated 8 January 2006.
THE MINISTER OF ECONOMY AND FINANCE
RESOLVES:
1)	The approval of the contract known as “Underwriting Agreement” to be signed with Citigroup Global Markets Inc. and Deutsche Bank with a view to launching the issue of Global Bonds in Readjustable Pesos, 2nd. Series as per Decree No. 313/2006 dated 6 September 2006 in both the international and the local market, for an amount equivalent to US$ 400,000,000 (four hundred million United States dollars) at the real rate of 5% and the signers hereby appointed as per the Whereas Clause II are hereby authorized to complete the percentage of commissions and estimate of the outlays which are part of this offer.

2)	Be it notified, etc.
(Signed)                    Danilo Astori
Minister of Economy and Finance
Montevideo, September 11th, 2006
The foregoing is a true translation of Resolution, dated September 7th, 2006.

By:	/s/ Susana Diaz

Name: Susana Diaz Title: Deputy Head of the General Secretariat of the Ministry of Economy and Finance